Exhibit 99.1

Contact Information: Investor Relations 941-556-2601 investor-relations@roperind.com	Roper Industries, Inc.

Roper Industries Announces Results For 2009 Second Quarter

Sequential Improvement in Orders, Operating Margin and Diluted Earnings Per Share;
Record Q2 Operating Cash Flow; Raising Full-Year Operating Cash Flow Guidance

Sarasota, Florida, July 28, 2009 ... Roper Industries, Inc.  (NYSE: ROP) reported financial results for the second quarter ended June 30, 2009.

Net earnings for the second quarter were $60 million, or $0.64 per diluted share.  Orders increased 4% over the first quarter, and second quarter sales were $505 million, flat to the first quarter and a 15% decrease compared to the same period in 2008.  Operating margin was 19.0%, an increase of 180 basis points from the first quarter.  Excluding restructuring costs, adjusted operating margin was 19.8% compared to 17.9% in the first quarter.  Operating cash flow was $110 million, an increase of 15% from the prior year and a second quarter record for the Company.  Results for the quarter include a charge of $0.03 per share for restructuring expenses and a gain of $0.03 per share from the sale of certain assets of the Company’s satellite communications business.

“During the second quarter we fulfilled our commitment to execute efficiently in this challenging environment,” said Brian Jellison, Roper’s Chairman, President and CEO.  “We are pleased with the performance of our businesses, particularly the improvements in gross margin, operating margin and cash generation.  Our asset-light business model continues to pay dividends, with record operating cash flow for the quarter resulting from strong earnings, high margins and continued working capital improvements.”

Sales in the RF Technology segment increased 7% compared to the same period in 2008, while sales in the remaining segments declined from the prior year due to the continuing effects of the economic environment.  Decremental margin (change in operating profit divided by change in sales), excluding the RF segment was 30% in the quarter, including the cost of restructuring, and 27% excluding restructuring costs.  “Our decremental margin performance was an improvement over our strong first quarter performance, and benefited from completed restructuring actions,” said Mr. Jellison.

Free cash flow (operating cash flow less capital expenditures) reached 173% of net income in the quarter and is 134% of net income year-to-date.  The Company ended the quarter with over $750 million in cash and available liquidity. “With the acquisition environment improving, we expect our liquidity position will serve us well as we pursue disciplined investments,” Mr. Jellison concluded.

Outlook and Guidance

Roper is increasing its full year operating cash flow guidance from $325 million to $350 million.  The Company expects full-year earnings per diluted share between $2.60 and $2.72, excluding the impact of restructuring costs and future acquisitions.

Table 1:  Sequential Income Statement (Millions)
	Q2 2009	Q1 2009

Net Sales	505	505
Cost of Sales	250	254
Gross Profit	255	251
Selling, General & Administrative Expenses	159	164
Operating Profit	96	87

Table 2:  Operating Margin (Millions)
		Q2 2009	Q1 2009

(1)	Operating Income	$96.0	$86.8
	Restructuring Costs, All Segments	3.9	3.8
(2)	Adjusted Operating Income	99.9	90.6

(3)	Revenue	505	505

	Operating Margin (1)/(3)	19.0%	17.2%
	Adjusted Operating Margin (2)/(3)	19.8%	17.9%

Table 3:  Sales Growth
Q2 2009
Organic Growth	(16)%
Acquisitions / Divestitures	4%
Foreign Currency (FX)	(3%)
Total Sales Growth	(15%)

Table 4:  Decremental Margin (Millions)
		As Reported	Excluding Restructuring

(1)	Change in Segment Operating Profit, Excluding RF	(30.4)	(30.4)
	Restructuring Costs, Excluding RF		3.3
(2)	Adjusted Change in Segment Operating Profit, Excluding RF		(27.1)

(3)	Change in Revenue, Excluding RF	(101)	(101)

	Decremental Margin (1)/(3)	30%
	Adjusted Decremental Margin (2)/(3)		27%

Conference Call to be Held at 10:00 AM (ET) July 28, 2009

A conference call to discuss these results has been scheduled for 10:00 AM ET on Tuesday, July 28, 2009.  The call can be accessed via webcast or by dialing +1 888-352-6806 (US/Canada) or +1 719-325-2206, using confirmation code 4258775.  Webcast information and conference call materials will be made available in the Investors section of Roper’s website (www.roperind.com) prior to the start of the call.  Telephonic replays will be available for up to two weeks by calling +1 888-203-1112 (US/Canada) or +1 719-457-0820 and using the access code 4258775.

About Roper Industries

Roper Industries is a diversified growth company and is a component of the Fortune 1000, S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations.  Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases.  These statements reflect management's current beliefs and are not guarantees of future performance.  They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies.  We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products.  Important risks may be discussed in current and subsequent filings with the SEC.  You should not place undue reliance on any forward looking statements.  These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	June 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$220,826	$178,069
Accounts receivable	325,922	376,855
Inventories	177,360	185,919
Deferred taxes	27,309	29,390
Unbilled Receivables	56,915	61,168
Other current assets	57,105	26,906
Total current assets	865,437	858,307

PROPERTY, PLANT AND EQUIPMENT, NET	106,588	112,463

OTHER ASSETS:
Goodwill	2,134,121	2,118,852
Other intangible assets, net	774,682	804,020
Deferred taxes	28,149	28,050
Other assets	50,673	49,846
Total other assets	2,987,625	3,000,768

TOTAL ASSETS	$3,959,650	$3,971,538

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$98,645	$121,807
Accrued liabilities	225,988	261,682
Income taxes payable	-	1,892
Deferred taxes	880	-
Current portion of long-term debt	148,745	233,526
Total current liabilities	474,258	618,907

NONCURRENT LIABILITIES:
Long-term debt	1,014,487	1,033,689
Deferred taxes	280,485	272,182
Other liabilities	45,182	42,826
Total liabilities	1,814,412	1,967,604

STOCKHOLDERS' EQUITY:
Common stock	928	919
Additional paid-in capital	835,475	815,736
Retained earnings	1,283,652	1,187,467
Accumulated other comprehensive earnings	46,673	21,513
Treasury stock	(21,490)	(21,701)
Total stockholders' equity	2,145,238	2,003,934

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,959,650	$3,971,538

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008 (1)	2009	2008 (1)

Net sales	$504,910	$594,414	$1,010,354	$1,137,409
Cost of sales	249,840	289,084	504,148	555,689

Gross profit	255,070	305,330	506,206	581,720

Selling, general and administrative expenses	159,106	178,789	323,450	346,913

Income from operations	95,964	126,541	182,756	234,807

Interest expense	13,762	12,055	27,271	26,019
Other income/(expense)	3,168	(636)	2,812	1,141

Earnings from continuing operations before
income taxes	85,370	113,850	158,297	209,929

Income taxes	25,782	39,327	47,150	72,955

Net Earnings	$59,588	$74,523	$111,147	$136,974

Earnings per share:
Basic	$0.66	$0.83	$1.23	$1.53
Diluted	$0.64	$0.79	$1.20	$1.46

Weighted average common and common
equivalent shares outstanding:
Basic	90,562	89,476	90,348	89,256
Diluted	92,712	94,398	92,508	93,918

(1) - 2008 results have been restated due to the adoption of FSP APB 14-1 which increased interest expense resulting from the amortization of the equity component of our convertible notes.  See the Company's 8-K filed on May 15, 2009 for additional information.

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended June 30,				Six months ended June 30,
	2009		2008		2009		2008
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Industrial Technology	$136,551		$183,247		$267,192		$356,864
Energy Systems & Controls	105,398		144,716		212,009		273,103
Scientific & Industrial Imaging	75,860		91,153		159,980		187,596
RF Technology	187,101		175,298		371,173		319,846
Total	$504,910		$594,414		$1,010,354		$1,137,409

Gross profit:
Industrial Technology	$65,732	48.1%	$86,837	47.4%	$128,441	48.1%	$171,504	48.1%
Energy Systems & Controls	56,296	53.4%	79,874	55.2%	111,659	52.7%	148,548	54.4%
Scientific & Industrial Imaging	42,466	56.0%	49,090	53.9%	88,216	55.1%	102,678	54.7%
RF Technology	90,576	48.4%	89,529	51.1%	177,890	47.9%	158,990	49.7%
Total	$255,070	50.5%	$305,330	51.4%	$506,206	50.1%	$581,720	51.1%

Operating profit*:
Industrial Technology	$32,484	23.8%	$47,591	26.0%	$61,067	22.9%	$92,860	26.0%
Energy Systems & Controls	23,193	22.0%	35,577	24.6%	40,712	19.2%	63,818	23.4%
Scientific & Industrial Imaging	12,401	16.3%	15,330	16.8%	28,482	17.8%	35,345	18.8%
RF Technology	39,423	21.1%	41,682	23.8%	76,806	20.7%	69,711	21.8%
Total	$107,501	21.3%	$140,180	23.6%	$207,067	20.5%	$261,734	23.0%

Operating profit excluding restructuring*:
Industrial Technology	$34,060	24.9%	$47,591	26.0%	$64,437	24.1%	$92,860	26.0%
Energy Systems & Controls	24,325	23.1%	35,577	24.6%	43,236	20.4%	63,818	23.4%
Scientific & Industrial Imaging	12,968	17.1%	15,330	16.8%	29,602	18.5%	35,345	18.8%
RF Technology	40,084	21.4%	41,682	23.8%	77,566	20.9%	69,711	21.8%
Total	$111,437	22.1%	$140,180	23.6%	$214,841	21.3%	$261,734	23.0%

Net Orders:
Industrial Technology	$125,880		$165,873		$265,273		$350,884
Energy Systems & Controls	96,144		139,247		193,958		267,583
Scientific & Industrial Imaging	74,505		88,973		151,104		186,673
RF Technology	192,225		212,394		350,008		359,350
Total	$488,754		$606,487		$960,343		$1,164,490

  *  Operating profit is before unallocated corporate general and administrative expenses.  These expenses were $11,537 and $13,639 for the three months ended June 30, 2009 and 2008, respectively and
       $24,311 and $26,927 for the six months ended June 30, 2009 and 2008, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Six months ended
	June 30,
	2009	2008

Net earnings	$111,147	$136,974
Depreciation	17,520	16,190
Amortization	34,308	32,582
Other, net	(2,113)	(18,450)
Cash provided by operating activities	160,862	167,296

Business acquisitions, net of cash acquired	(1,248)	(399,708)
Capital expenditures	(12,359)	(14,336)
Other, net	8,014	(2,271)
Cash used by investing activities	(5,593)	(416,315)

Debt borrowings (payments), net	(105,104)	84,875
Dividends	(14,850)	(12,907)
Other, net	2,102	11,755
Cash provided by (used by) financing activities	(117,852)	83,723

Effect of exchange rate changes on cash	5,340	2,714

Net increase (decrease) in cash and equivalents	42,757	(162,582)
Cash and equivalents, beginning of period	178,069	308,768

Cash and equivalents, end of period	$220,826	$146,186